Issuer Free Writing Prospectus dated March 21, 2025

Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended

Relating to Preliminary Prospectus dated March 18, 2025

Registration Statement No. 333-284789

P R O P O S E D N A S D A Q T I C K E R : A H M A AMBITIONS ENTERPRISE MANAGEMENT Issuer Free Writing Prospectus dated March 21, 2025 Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended Relating to Preliminary Prospectus dated March 18, 2025 Registration Statement No. 333 - 284789

This presentation related to the proposed public offering of class A ordinary shares with par value US $ 0 . 0000001 per share (“Class A Ordinary Shares”) of AMBITIONS ENTERPRISE MANAGEMENT CO . L . L . C (“we”, “us” or “our” or the “Company”) and highlights basic information about us and the offering . Due to its summary nature, it does not contain all of the information that you should consider before investing in our Class A Ordinary Shares and should be read together with the registration statement on Form F - 1 (“Registration Statement”) we filed with the U . S . Securities and Exchange Commission (“SEC”) for the offering to which this presentation relates and may be accessed through the following web link : https : //www . sec . gov/Archives/edgar/data/ 2010959 / 000101376225000659 /ea 0200557 - 09 . htm The Registration Statement has not yet become effective . Before you invest, you should read the prospectus that forms a part of the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the offering . You may get these documents for free by visiting EDGAR on the SEC website at www . sec . gov . Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting AC Sunshine Securities at 200 E . Robinson Street, Suite 295 , Orlando, FL 32801 , via email : acsib@acsunshine . com This presentation does not constitute an offer or invitation for the sale or purchase of securities or to engage in any other transaction with the Company or its affiliates . The information in this presentation is not targeted at the residents of any particular country or jurisdiction and is not intended for distribution to, or use by, any person in any jurisdiction or country where such distribution or use would be contrary to local law or regulation . This presentation contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry . This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates . In addition, projections, assumptions, and estimates of the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk . We undertake no duty to update such estimates . 2 FREE WRITING PROSPECTUS STATEMENT

This presentation includes forward - looking statements . All statements contained in this presentation other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward - looking statements . The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar words are intended to identify forward - looking statements . We have based these forward - looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short - term and long - term business operations and objectives, and financial needs . These forward - looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section in the Registration Statement . Moreover, we operate in a very competitive and rapidly changing environment . New risks emerge from time to time . It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward - looking statements we may make . In light of these risks, uncertainties and assumptions, the future events and trends discussed in this presentation may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward - looking statements . You should not rely upon the forward - looking statements as predictions of future events . The events and circumstances reflected in the forward - looking statements may not be achieved or occur . Although we believe that the expectations reflected in the forward - looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements . Except as required by applicable law, we undertake no duty to update any of these forward - looking statements after the date of this presentation or to confirm these statements to actual results of revised expectations . 3 FORWARD - LOOKING STATEMENTS

AMBITIONS ENTERPRISE MANAGEMENT CO. L.L.C Issuer Nasdaq Capital Market / AHMA Proposed Listing / Ticker Initial Public Offering Issuing Type 1,500,000 Class A Ordinary Shares (or 1,725,000 Class A Ordinary Shares if the underwriters exercise their option to purchase additional Class A Ordinary Shares in full) Shares Offered 9,240,000 Class A Ordinary Shares Class A Ordinary Shares issued and outstanding before this offering 10,740,000 Class A Ordinary Shares (or 10,965.000 Class A Ordinary Shares if the underwriters exercises their option to purchase additional Class A Ordinary Shares in full) Class A Ordinary Shares issued and outstanding immediate after this offering 18,760,000 Class B Ordinary Shares Class B Ordinary Shares issued and outstanding before this offering 18,760,000 Class B Ordinary Shares Class B Ordinary Shares issued and outstanding immediate after this offering Six months (All of our directors, officers and 5% or more shareholders) Lock up Between $4.00 and $5.00 per Class A Ordinary Share Offering Price • Development of new travel itineraries, approx. 40% • Global market expansion in Europe and Australia through acquisitions of local travel agencies and establishment of new subsidiaries, approx. 25% • Development of travel assistance tools such as digital tourism robot, approx. 10% • Working capital and other general corporate purposes, approx. 25% Use of Proceeds AC Sunshine Securities LLC and Univest Securities, LLC Underwriters OFFERING SUMMARY See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid and there is a risk of loss. 4

CORPORATE STRUCTURE See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid and there is a risk of loss. 6

Market Growth Potential Our target market is projected to reach US 90.8 billion by 2027, reflecting a CAGR 21.9% from 2023. Industry Leader in the UAE We have upheld our long - term standing as UAE’s comprehensive MICE and tourism provider over the years. Key Performance Achievements Operations - Successfully served over 700 companies, 1,000+ events and 130,000+ MICE participants and touristic visitors. Financials - Achieved over 60% revenue comparative growth for the six months ended June 30, 2024 and the fiscal year ended December 31, 2023, demonstrating consistent and robust performance. Experienced Leadership and Management Team Led by our visionary team with decades of industry experience, global perspectives, and proven professional expertise. INVESTMENT HIGHLIGHTS Bespoke Travel Itinerary See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid and there is a risk of loss. 7 Personalized travel plans tailored to clients' travel goals, personal preferences, budgets and the unique attributes of their chosen destinations.

HUNTER INTERNATIONAL TRAVEL & TOURISM L.L.C has provided tailored travel packages, offering end - to - end solutions for individual to corporate clients, including flight bookings, airport transfers, hotel reservations, restaurant arrangements, vehicle rentals, attraction tickets, professional tour guides and more. MULTIPLE EVENTS has provided comprehensive planning and execution of large - scale corporate events, including annual meetings, product launches, exhibitions, and staff gatherings, covering event planning, venue selection, event promotion, event execution, event management, and post - event evaluation. One - Stop Travel & Tourism Solution COMPANY INTRODUCTION AMBITIONS ENTERPRISE MANAGEMENT CO. L.L.C is a comprehensive service provider that integrates one - stop tourism and MICE (an acronym that stands for meetings, incentives, conferences, and exhibitions, which refers to a sector of the tourism industry that organizes, manages, and hosts events for business or academic purposes) management solutions designed to cater to the diverse needs of tourists and event organizers with services extending across the Middle East and beyond. Meeting Incentive Conference Exhibition See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid and there is a risk of loss. 8

INDUSTRY OVERVIEW See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid and there is a risk of loss. Source: Frost and Sullivan, Independent Market Research on Global Tourism, UAE One - stop Tourism and MICE Management Solution Markets

INDUSTRY OVERVIEW See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid and there is a risk of loss. Source: Frost and Sullivan, Independent Market Research on Global Tourism, UAE One - stop Tourism and MICE Management Solution Markets

The one - stop travel and MICE management solution seamlessly integrates traditional pre - arrival services, including travel planning, ticketing, and visa applications, with post - arrival services like ground pick - up, hotel and catering arrangements, and event execution. See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid and there is a risk of loss. 11 Elevated Customer Experience Streamlined processes ensuring effective quality control, maintaining consistency and managing risks, providing swift responses to any issues, alleviating customers from the challenges of coordinating across multiple contracts and with various providers. With comprehensive support and professional travel and service providers, we simplify the planning and management of tours and related activities, saving customers significant time and effort and ensuring the success of their events . MICE Management MICE management provides solution services to corporate customers for their business travel and events. Our services cover all aspects of the work, including guest invitations, event website development, event applications, advertising, and overall event management and execution. One - Stop Tourism Service Local tour operator directly provide destination - based services starting from guest arrival at the destination and all the way until they depart from the destination, including transportation, accommodations, entertainment, catering, and tour guide services. BUSINESS MODEL

Comprehensive event planning and services provided to over 700 clients across various sections, such as technology, finance, legal, and education. Our MlCE management team creates detailed execution plans offering comprehensive services for over 1,000 large - scale events totaling over 130,000 participants. Personalized travel plans tailored to clients' travel goals personal preferences, budgets and the unique attributes of their chosen destinations. Our company is supported by an experienced management team, whose expertise spans across management, business administration, and tourism management. Broad Range of Customers Large - Scale Events Operations Bespoke Travel Itinerary OPERATIONAL HIGHLIGHTS Experienced Management Team Operation key components by revenue percentage for the six months ended June 30, 2024 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid and there is a risk of loss. 12 Operation key components by revenue percentage for the fiscal year ended December 31, 2023

Revenue Growth FINANCIAL HIGHLIGHTS FY21 - 23 THE YEARS ENDED DECEMBER 31, 2023, 2022, AND 2021 Gross Profitability Increase 35.7% Gross Profit Increase Key Factors: Growth in MICE and one - stop travel sectors, business structure optimization. Key Factors: Rapid business growth, cost control and optimization. 64.3% Revenue Growth See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid and there is a risk of loss. 13 All numbers on this page are audited.

60.8% Revenue Growth Gross Margin Enhancement H1 2024: 21.3% (vs. 16.2% in H1 2023) FINANCIAL HIGHLIGHTS HY23 - 24 THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023 111.9% Gross Profit Increase See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid and there is a risk of loss. All numbers on this page for the six months ended June 30, 2023 are audited and the ones for the six months ended June 30, 2024 are reviewed.

Serving as CEO, director, and chairman of the board of directors of AMBITIONS ENTERPRISE MANAGEMENT CO. L.L.C since November 2023. CEO of AMBITIONS ENTERPRISE MANAGEMENT CO. L.L.C (UAE) since December 2023 - provides overall strategic direction. Founder and CEO of HUNTER INTERNATIONAL TRAVEL & TOURISM L.L.C and MULTIPLE EVENTS since October 2006 and March 2008 - oversees corporate management. Master’s degree in Business Administration - Peking University, 2013 Master’s degree in Business Administration - Canadian Community College, 2002 Bachelor’s degree in Business Management - Beijing Television University, 1988. Mr. Zhengang Tang CEO and Director Ms. Jihong Chen Director Ms. Li Zhang CFO SENIOR MANAGEMENT TEAM Serving as director of AMBITIONS ENTERPRISE MANAGEMENT CO. L.L.C since November 2023. Partner at Multiple Events since March 2023. Managing director & partner at QR Trips Tourism LLC since August 2022. Partner at HUNTER INTERNATIONAL TRAVEL & TOURISM L.L.C since October 2006 - manages event planning, client reception and MICE business. Associate’s degree in Economic Management - Beijing Institute of Modern Management, 1994. See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid and there is a risk of loss. 15 Serving as CFO of AMBITIONS ENTERPRISE MANAGEMENT CO. L.L.C since 2023. Investment manager at Hongange (Beijing) Private Equity Fund Management Co., Ltd, from July 2022 to October 2023 - managed corporate listings and capital operations, and developed investment project plans. Senior investment manager at Youpin Auto Service Group Co., Ltd, from January 2021 to June 2022 - led strategic corporate operations and facilitated overseas listings. Bachelor’s degree in Biotechnology - Shanghai Ocean University, 2008.

Mr. Simon Hodgson Will serve as our director upon the effectiveness of the registration statement. Vice president of strategy and communications at Teneo Holding LLC, since September 2022 - oversees strategy and management consulting services. Head of government relations and public policy at Unum Group from October 2018 to September 2022 . Bachelor’s degree in French and Spanish - University College London, 2014 . Mr. Si Li INDEPENDENT DIRECTOR NOMINEES Will serve as our director upon the effectiveness of the registration statement. CFO at Tuanche Limited (Nasdaq CM: TC), since June 2023. Partner at Hongange (Beijing) Private Equity Fund Management Co . , Ltd . , from June 2020 to May 2023 . General manager at Avita Technology (Chongqing) Co., Ltd., from August 2019 to May 2020. Qualified Fund Practitioner in China Master’s degree in Quantitative and Applied Statistics - University of Pennsylvania, 2009. See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid and there is a risk of loss. 16 Will serve as our director upon the effectiveness of the registration statement. Head of business consultant and coach at the Dubai Entrepreneurship Academy & Khalifa Fund for Enterprise Development since August 2021. Head of investment office at the Al Dhafra Municipality from May 2018 to July 2021. Bachelor’s degree in Business Administration - United Arab Emirates University, 2001. Mr. Mohammed Salem Almahri

Tech Innovations Develop robotic solutions to enhance the tourism experience in airports, hotels, and tourist attractions by assisting with translation, navigation, and streamlined hotel check - ins, as well as supporting emergency evacuations. At tourist destinations, these solutions offer interactive features such as motion demonstrations, voice - based interactions, and intelligent guided tours. Collaborative Growth Expanding into European and Oceanian markets by partnering with local hotels, restaurants, and convention centers, and acquiring local travel agencies and establishing new subsidiaries in these regions. Customer Based Expansion Launch online booking platform to enhance the visibility of our services and acquire a greater number of individual customers. Establish travel advisors in Europe, Oceania and Southeast Asia to design, develop, promote and offer local travel services. Execute an integrated marketing approach, via social media promotion, along with customer incentives such as discounts and tiered loyalty programs. GROWTH STRATEGY See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid and there is a risk of loss. 17

CONTACT Issuer AMBITIONS ENTERPRISE MANAGEMENT CO. L.L.C Zhengang Tang, CEO and Chairman +971 50 604 7037 gavin.tang@ua - me.com Dr. Ying Cui, President and CEO +1 917 593 8838 ycui@acsunshine.com Underwriters AC Sunshine Securities LLC Univest Securities, LLC Edric Guo, CEO +1 212 343 8888 info@univest.us 18